EXHIBIT 10.12A

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of April 13, 2010 by and between CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership (“Landlord”), and PANDORA MEDIA, INC., a California corporation (“Tenant”) with reference to the following facts:

RECITALS

A. Landlord and Tenant entered into that certain Office Lease (“Lease”), dated as of July 23, 2009, pursuant to which Tenant leases certain premises (the “Premises”) known as Suite 1650, consisting of 14,644 rentable square feet on the sixteenth (16th) floor of the Building located at that certain office project in the City of Oakland, California known as “Center 21” comprised of (i) a 20 story building located at 2101 Webster Street, Oakland California (the “2101 Webster Building”), and (ii) a nine story building located at 2100 Franklin Street (the “2100 Franklin Building”; the 2101 Webster Building and the 2100 Franklin Building are collectively referred to herein as the “Building”) .

B. Tenant has requested that Landlord lease Tenant a portion of the 16th floor of the Building (“Expansion Space”) and grant Tenant an option as to an additional portion of the 16th floor of the Building (“Option Space”), subject to the terms and conditions of this Amendment.

C. The parties agree to modify the Lease, in accordance with the following terms and conditions.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant hereby agree as follows (capitalized terms used but not defined herein shall have the meaning given them in the Lease):

AGREEMENT

1. Incorporation of Recitals. Recitals A, B and C above are incorporated herein by reference.

2. The Expanded Premises. On or about August 1, 2010 (the “Expansion Commencement Date”), Landlord shall deliver to Tenant and Tenant shall lease the Expansion Space in addition to the Premises. Accordingly, commencing on the Expansion Commencement Date, and continuing throughout the Expiration Date, as defined in the Lease (the “Expansion Space Term”), Tenant shall lease a total of 4,565 rentable square feet, which space shall herein be known and referred to as the “Expanded Premises” Hereinafter, all references in the Lease to the Premises shall refer to the Expanded Premises.

3. Base Rent. Notwithstanding anything to the contrary in the Lease, commencing on October 1, 2010 (the “Expansion Rent Commencement Date”), Tenant shall pay $12,325.50 per month as Base Rent for the Expansion Space (based on $2.70 per rentable square foot). Base Rent shall continue to increase commensurate with the terms of the Lease through the remainder of the Expansion Space Term.

4. Tenant’s Proportionate Share. Commencing on the Expansion Commencement Date, and throughout the Expansion Space Term, Tenant’s Proportionate Share shall be increased in proportion to the increased size of the Expanded Premises. Tenant shall continue to pay Tenant’s Proportionate Share of Operating Costs, as herein increased, in accordance with the terms of the Lease.

5. Condition of the Expansion Space. Tenant hereby agrees to accept the Expansion Space in its “as-is, where is” condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Expansion Space. Notwithstanding the foregoing, Tenant acknowledges that Tenant shall be responsible for all access and code compliance changes that are legally required to the Expansion Space, as a result of Tenant’s adding the Expansion Space to the Premises (“Access Improvements”), and that such Access Improvements shall be deemed a condition to the Expansion Option hereinafter granted to Tenant. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Expansion Space, except as expressly provided in this Amendment.

6. Expansion Option.

(a) Expansion Option. So long as there is no Default by Tenant under the Lease or this Amendment, and subject to Tenant’s compliance with the terms of Section 5 above, Landlord hereby grants Tenant an option (“Expansion Option”) as of August 1, 2011 (the “Expansion Date”), to lease the Option Space, which space consists of approximately 5,242 rentable square feet. The precise location of the Option Space on the 16th floor shall be designated by Landlord, in its reasonable discretion, on the terms set forth in this Section 6.

(b) Exercise of Option. The Expansion Option contained herein shall be exercised by only the originally named Tenant, and only in the following manner:

(1) Tenant shall deliver notice to Landlord on or before January 15, 2011, stating that Tenant is exercising its option (“Expansion Exercise Notice”) as to the Option Space;

(2) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Expansion Rent Notice”) to Tenant setting forth the exact square footage and configuration of the Option Space, and Tenant’s Proportionate Share attributable to the Option Space. Tenant shall lease the Option Space throughout the Term (the “Option Space Term”), and the “Premises” shall be deemed to include the Expanded Premises and the Option Space;

(3) So long as Tenant timely exercises the Expansion Option, Landlord shall deliver the Option Space to Tenant on or before the Expansion Date. If Tenant fails to timely deliver the Expansion Exercise Notice, Tenant shall have waived its rights to the Option Space and Tenant shall have no further option or rights with respect thereto.

(c) Amendment to Lease. Upon Tenant’s exercise of the Expansion Option, the parties shall enter into an amendment to the Lease, adding the Option Space to the Premises (as hereinbefore expanded), and shall extend the term, such that the Lease shall terminate on September 30, 2016 (the period from October 1, 2014 through September 30, 2016 shall be known as the “Extended Term”).

(d) Option Space Rent. The parties agree that the Base Rent and Additional Rent pertaining to the Option Space shall commence on October 1, 2011 (the “Option Space Rent Commencement Date”), and that the Option Space Base Rent (which Base Rent shall be $2.76 per square foot per month for the first year of the Option Space Term, and shall increase in accordance with the terms of the Lease, provided that Base Rent during the Extended Term for the Option Space and the Expanded Premises shall be $2.98 per rentable square foot per month for the first year, and $3.07 per rentable square foot per month for the second year of the Extended Term.

(e) Condition of Option Space. Tenant shall accept and take the Option Space in its “as is” condition, and the construction of improvements in the Option Space shall comply with the terms of Article 4 of the Lease.

(f) Failure to Exercise the Option. If Tenant fails to exercise the Option, Tenant acknowledges and agrees that Tenant shall, at Tenant’s sole cost, in addition to the Access Improvements set forth in Section 5 above, design and build a rated exit corridor pursuant to plans and specifications reasonably approved by Landlord, the cost of which is estimated to be approximately $85,000.00. Such plans shall be delivered to Landlord on or before February 15, 2011. Tenant’s failure to meet the obligations under this Section shall be deemed a material Default under the Lease.

7. Status of Lease. Except as amended by this Amendment, the Lease remains unchanged, and, as amended by this Amendment, the Lease is in full force and effect.

8. Counterparts. This Amendment may be executed in several counterparts, each of which may be deemed an original, but all of which together shall constitute one and the same Amendment. In addition, properly executed, authorized signatures may be transmitted via facsimile and upon receipt shall constitute an original signature.

9. Entire Agreement. There are no oral or written agreements or representations between the parties hereto affecting the Lease not contained in the Lease or this Amendment. The Lease, as amended, supersedes and cancels any and all previous negotiations, arrangements, representations, brochures, displays, projections, estimates, agreements, and understandings, if any, made by, to, or between Landlord and Tenant and their respective agents and employees with respect to the subject matter thereof, and none shall be used to interpret, construe, supplement or contradict the Lease, including any and all amendments thereto. The Lease, and all amendments thereto, shall be considered to be the only agreement between the parties hereto and their representatives and agents. To be effective and binding on Landlord and Tenant, any amendment, revision, change or modification to the provisions of the Lease must be in writing and executed by both parties.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Amendment as of the date first set forth above.

“Tenant”:

PANDORA MEDIA, INC., a California corporation

By:	/s/ Etienne Handman
Name: Etienne Handman
ITs: COO

“Landlord”:

CIM/OAKLAND CENTER 21, LP, a Delaware limited partnership

By:	CIM/Oakland Office Properties GP, LLC, its general partner

	By:	/s/ Avraham Shemesh
Avraham Shemesh
Treasurer